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Pricing Supplement Dated September 30, 1996                       Rule 424(b)(3)
(To Prospectus dated January 5, 1996 and                       File No. 33-65171
Prospectus Supplement dated January 26, 1996)


                             CPC INTERNATIONAL INC.
                    MEDIUM-TERM NOTES, SERIES D - FIXED RATE

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
Principal Amount:  US$ 100,000,000                Interest Rate:  6.875%

Issue Price:  99.796%                             Original Issue Date:   October 3, 1996

Agent's Discount or Commission:  US$ 600,000      Stated Maturity Date: October 15, 2003

Net Proceeds to Issuer:  US$ 99,196,000
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Interest Payment Dates:  Semiannually on May 15 and November 15 of each year and at maturity, commencing November 15, 1996.

Redemption:

/X/      The Notes cannot be redeemed prior to the Stated Maturity Date.

/ / The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
         Initial Redemption Percentage:  _______%
         Annual Redemption Percentage Reduction: ______% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:

/X/      The Notes cannot be repaid prior to the Stated Maturity Date.

/ / The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.

         Optional Repayment Date(s): _______________________________________

         Repayment Prices:  ________%

Currency:
            Specified Currency:   U.S. Dollars
                (if other than U.S. Dollars, see attached)

            Authorized Denominations:  U.S. $1,000
                (Applicable only if (i) other than U.S. $1,000 or (ii) Specified Currency is other than U.S. Dollars)

Option to Receive Payments in Specified Currency:    / / Yes     / / No
         (Applicable only if Specified Currency is other than U.S. Dollars)
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Discount Note:    /X/   Yes              / / No

         Total Amount of OID:  US$ 204,000  Yield to Maturity:  6.915%

         Initial Accrual Period:  October 3, 1996 - November 15, 1996

  Indexed Note:            / / Yes  (see Other Provisions below)  /X/  No

  Amortizing Note:/ / Yes  (see Other Provisions below)  /X/  No

  Form:                    /X/  Book Entry           / /  Certified

  Agent:                   /X/  Salomon Brothers, Inc.
                           /X/  Merrill Lynch & Co.
                           / /  Other  ______________________________

  Agent acting in the capacity as indicated below:

                           / /  Agent
                           /X/  Principal

If as Principal:

/X/ The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

/ / The Notes are being offered at a fixed initial public offering price of ______% of Principal Amount.

If as Agent:

         The Notes are being offered at a fixed initial public offering price of _____% of Principal Amount.

Exchange Rate Agent:  N/A

Calculation Agent:  N/A

Other Provisions: